FEDERATED INCOME SECURITIES TRUST

                              Federated Investors
                           Federated Investors Tower
                      Pittsburgh, Pennsylvania 15222-3779
                                 (412) 288-1900

                                 June 24, 1997

EDGAR Operations Branch
Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, Northwest
Washington, DC 20549

         RE:    FEDERATED INCOME SECURITIES TRUST (the "Trust")
                  Federated Intermediate Income Fund (the "Fund")
                1933 Act File No. 33-3164
                1940 Act File No. 811-4577

Dear Sir or Madam:

         Post-Effective Amendment No. 28 under the Securities Act of 1933 and Amendment No. 21 under the Investment Company Act of 1940 to the Registration Statement of Federated Intermediate Income Fund, a portfolio of the above-referenced Trust, is hereby electronically transmitted. This filing has been electronically redlined to indicate the changes from the Fund's currently effective Prospectuses and Statement of Additional Information.

         As indicated on the facing page of the amendment, the Registrant has specified that it is to become effective sixty (60) days after filing pursuant to the provisions of Rule 485(a)(i) under the Securities Act of 1933. A Rule 485(a) filing is being made to add convertible securities, preferred securities, and surplus notes disclosure. Please note that the disclosure changes with respect to convertible securities identified below are substantially the same as the convertible securities disclosure found in Federated Bond Fund (a portfolio of Investment Series Funds, Inc.) filed pursuant to Rule 485(a)(i) on February 18, 1997 (File Nos. 33-48847 and 811-07021).

Changes in this amendment:

         1. The Fund has added convertible securities to the "Acceptable Investments" section of the currently effective Prospectuses with a corresponding section in the Statement of Additional Information;

         2. The Fund has added preferred securities (trust preferred capital securities and step up perpetual subordinated securities) to the "Acceptable Investments" section of the currently effective Prospectuses with corresponding sections in the Statement of Additional Information;

         3. The Fund has added surplus notes to the "Acceptable Investments" section of the currently effective Prospectuses with a corresponding section in the Statement of Additional Information.

         The other changes marked in this amendment represent non-material changes.

         Pursuant to Investment Company Act Release No. 13,768, the Registrant respectfully requests selective review of those sections of Parts A and B of the Registration Statement that have been identified in numbered paragraphs 1 through 3 above.

         If you have any  questions  regarding  this  filing,  please call me at
(412) 288-1940.

                                Very truly yours,



                                 /s/ Amy B. Gotz
                                     Amy B. Gotz
                               Compliance Analyst

Enclosures